Exhibit 4.1

CALEDONIA MINING CORPORATION

2015 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN

(as amended by the Board on 8 August 2023)

(i)

7.4	Exercise of Freestanding SARs	14
7.5	Exercise of Tandem SARs	14
7.6	Payment of SAR Amount	14
7.7	Termination of Employment	15
7.8	Nontransferability of SARs	15
7.9	Other Restrictions	15

ARTICLE 8 RESTRICTED SHARE AND RESTRICTED SHARE UNITS		15

8.1	Grant of Restricted Shares or Restricted Share Units	15
8.2	Restricted Share or Restricted Share Unit Agreement	15
8.3	Nontransferability of Restricted Share and Restricted Share Units	16
8.4	Other Restrictions	16
8.5	Certificate Legend	16
8.6	Voting Rights	16
8.7	Dividends and Other Distributions	17
8.8	Death, Retirement and other Termination of Employment	17
8.9	Payment in Settlement of Restricted Share Units	19

ARTICLE 9 DEFERRED SHARES UNITS		20

9.1	Grant of Deferred Share Units	20
9.2	Deferred Share Unit Agreement	20
9.3	Nontransferability of Deferred Share Units	20
9.4	Termination of Employment	20

ARTICLE 10 PERFORMANCE SHARES AND PERFORMANCE UNITS		20

10.1	Grant of Performance Shares and Performance Units	20
10.2	Value of Performance Shares and Performance Units	20
10.3	Earning of Performance Shares and Performance Units	21
10.4	Form and Timing of Payment of Performance Shares and Performance Units	21
10.5	Dividends and Other Distributions	21
10.6	Death and other Termination of Employment	21
10.7	Nontransferability of Performance Shares and Performance Units	24

ARTICLE 11 FULL VALUE SHARE-BASED AWARDS		24

11.1	Share-Based Awards	24
11.2	Termination of Employment	24
11.3	Nontransferability of Share-Based Awards	24

ARTICLE 12 BENEFICIARY DESIGNATION		25

12.1	Beneficiary	25
12.2	Discretion of the Committee	25

ARTICLE 13 RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE		25

(ii)

13.1	Employment	25
13.2	Participation	25
13.3	Rights as a Shareholder	26

ARTICLE 14 CHANGE OF CONTROL		26

14.1	Accelerated Vesting and Payment	26
14.2	Alternative Awards	26

ARTICLE 15 AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION		26

15.1	Amendment, Modification, Suspension and Termination	26
15.2	Adjustment of Awards Upon the Occurrence of Unusual or Nonrecurring Events	28
15.3	Awards Previously Granted	28

ARTICLE 16 WITHHOLDING		28

16.1	Withholding	28
16.2	Acknowledgement	28

ARTICLE 17 SUCCESSORS		28

ARTICLE 18 GENERAL PROVISIONS		29

18.1	Forfeiture Events	29
18.2	Legend	29
18.3	Delivery of Title	29
18.4	Investment Representations	29
18.5	Uncertificated Shares	30
18.6	Unfunded Plan	30
18.7	No Fractional Shares	30
18.8	Other Compensation and Benefit Plans	30
18.9	No Constraint on Corporate Action	30
18.10	Compliance with Canadian Securities Laws	30

ARTICLE 19 LEGAL CONSTRUCTION		31

19.1	Gender and Number	31
19.2	Severability	31
19.3	Requirements of Law	31
19.4	Governing Law	31
19.5	Compliance with Section 409A of the Code	31

(iii)

CALEDONIA MINING CORPORATION

2015 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN

ARTICLE 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1    Establishment of the Plan. Caledonia Mining Corporation, a Canadian federal corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the 2015 Omnibus Equity Incentive Compensation Plan (the “Plan”). The Plan permits the grant of Stock Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Deferred Stock Units, Performance Shares, Performance Units and Share-Based Awards. The Plan shall be adopted and become effective on the date approved by the Board (the “Effective Date”), provided that no Awards may be exercised, paid or settled until the Plan has been approved by the shareholders of the Company and the Toronto Stock Exchange.

1.2    Purpose of the Plan. The purposes of the Plan are: (i) to promote a significant alignment between officers and employees of the Company and its Affiliates (as defined below) and the growth objectives of the Company; (ii) to associate a portion of participating employees’ compensation with the performance of the Company over the long term; and (iii) to attract, motivate and retain the critical employees to drive the business success of the Company.

1.3    Duration of the Plan. The Plan shall commence as of the Effective Date, as described in Section 1.1 herein, and shall remain in effect until terminated by the Board (as defined below) pursuant to Article 15 hereof.

1.4    Successor Plan. This Plan shall in respect of Options (as defined below) serve as the successor to the Company’s current Incentive Stock Option Plan dated April 10, 2007 (the “Predecessor Plan”), and no further awards shall be made under the Predecessor Plan from and after the Effective Date of this Plan. Each Option granted under the Predecessor Plan shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended, such term shall be capitalized.

“Affiliate” means any corporation, partnership or other entity (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to “control” such corporation, partnership or other entity if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under International Financial Reporting Standards.

“Award” means, individually or collectively, a grant under this Plan of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units or Share-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) a written agreement entered into by the Company or an Affiliate of the Company and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan; or (ii) a written statement issued by the Company or an Affiliate of the Company to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan. An Award Agreement need not be identical to other Award Agreements either in form or substance.

“Beneficial Ownership” shall have the meaning ascribed to such term in Section 90 of the OSA.

“Blackout Period” means a period of time during which the Participant cannot sell Shares, due to applicable law or policies of the Company in respect of insider trading.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means any of:

(a)	dishonesty of the Participant as it relates to the performance of his duties in the course of his employment by, or as an officer or director of, the Company or an Affiliate;

(b)	fraud committed by the Participant;

(c)	willful disclosure of confidential or private information regarding the Company or an Affiliate by the Participant;

(d)	the Participant aiding a competitor of the Company or an Affiliate;

(e)	misappropriation of a business opportunity of the Company or an Affiliate by the Participant;

(f)	willful misconduct or gross negligence in the performance of the Participant’s duties under his or her employment agreement;

(g)	a breach by the Participant of a material provision of his or her employment agreement or the Code of Business Conduct and Ethics adopted by the Company from time to time;

(h)

the willful and continued failure on the part of the Participant to substantially perform duties in the course of his employment by, or as an officer of, the Company or an Affiliate, unless such failure results from an incapacity due to mental or physical illness;

(i)	willfully engaging in conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; or

(j)	any other act or omission by the Participant which would amount to just cause for termination at common law.

“Change of Control” shall occur if any of the following events occur:

(a)

the acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of beneficial ownership or control or direction over that number of Voting Securities which is greater than 50% of the total issued and outstanding Voting Securities immediately after such acquisition, unless such acquisition arose as a result of or pursuant to:

(i)

an acquisition or redemption by the Company of Voting Securities which, by reducing the number of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by such person to 50% or more of the Voting Securities then outstanding;

(ii)	acquisitions of Voting Securities which were made pursuant to a dividend reinvestment plan of the Company;

(iii)

the receipt or exercise of rights issued by the Company to all the holders of Voting Securities to subscribe for or purchase Voting Securities or securities convertible into Voting Securities, provided that such rights are acquired directly from the Company and not from any other person;

(iv)

a distribution by the Company of Voting Securities or securities convertible into Voting Securities for cash consideration made pursuant to a public offering or by way of a private placement by the Company ("Exempt Acquisitions");

(v)

a stock-dividend, a stock split or other event pursuant to which such person receives or acquires Voting Securities or securities convertible into Voting Securities on the same pro rata basis as all other holders of securities of the same class ("Pro-Rata Acquisitions"); or

(vi)	the exercise of securities convertible into Voting Securities received by such person pursuant to an Exempt Acquisition or a Pro-Rata Acquisition ("Convertible Security Acquisitions");

provided, however, that if a person shall acquire 50% or more of the total issued and outstanding Voting Securities by reason of any one or a combination of (1) acquisitions or redemptions of Voting Shares by the Company, (2) Exempt Acquisitions, (3) Pro-Rata Acquisitions, or (4) Convertible Security Acquisitions and, after such share acquisitions or redemptions by the Company or Exempt Acquisitions or Pro-Rata Acquisitions or Convertible Security Acquisitions, acquires additional Voting Securities exceeding one per cent of the Voting Securities outstanding at the date of such acquisition other than pursuant to any one or a combination of Exempt Acquisitions, Convertible Security Acquisitions or Pro-Rata Acquisitions, then as of the date of such acquisitions such acquisition shall be deemed to be a "Change of Control";

(b)

the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the Board of Directors, unless such election or appointment is approved by 50% or more of the Board of Directors in office immediately preceding such election or appointment in circumstances where such election or appointment is to be made other than as a result of a dissident public proxy solicitation, whether actual or threatened; and

(c)

any transaction or series of transactions, whether by way of reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby all or substantially all of the shares or assets of the Company become the property of any other person (the “Successor Entity”), (other than a subsidiary of the Company) unless:

(i)

individuals who were holders of Voting Securities immediately prior to such transaction hold, as a result of such transaction, in the aggregate, more than 50% of the voting securities of the Successor Entity;

(ii)	a majority of the members of the board of directors of the Successor Entity is comprised of individuals who were members of the Board of Directors immediately prior to such transaction; and

(iii)

after such transaction, no person or group of persons acting jointly or in concert, holds more than 50% of the voting securities of the Successor Entity unless such person or group of persons held securities of the Company in the same proportion prior to such transaction.

“Change of Control Price” means (i) the highest price per Share offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash), or (ii) in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Shares on any of the thirty (30) trading days immediately preceding the date on which a Change of Control occurs, except if the relevant participant is subject to taxation under the ITA such Change of Control price shall be deemed to be a price determined by the Committee based on the closing price of a Share on the TSX on the trading day preceding the Change of Control date or based on the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the Change of Control date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Committee” means the Board of Directors or if so delegated in whole or in part by the Board, the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer the Plan or.

“Company” means Caledonia Mining Corporation, a Canadian federal corporation, and any successor thereto as provided in Article 17 herein.

“Consultant” means a Person that:

(i)	is engaged to provide services to the Company or an Affiliate other than services provided in relation to a distribution of securities of the Company or an Affiliate;

(ii)	provides the services under a written contract with the Company or an Affiliate; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate;

provided that with respect to Consultants who are U.S. Persons, such Consultants shall be granted Awards under this Plan only if:

(i)	they are natural persons;

(ii)	they provide bona fide services to the Company or its majority-owned subsidiaries; and

(iii)	such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Deferred Share Unit” means an Award denominated in units that provides the holder thereof with a right to receive Shares or cash or a combination thereof upon settlement of the Award, granted under Article 9 herein and subject to the terms of this Plan.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” means the Participant’s inability to substantially fulfil his or her duties on behalf of the Company or an Affiliate for a continuous period of six (6) months or more or the Participant’s inability to substantially fulfil his or her duties on behalf of the Company or an Affiliate for an aggregate period of six (6) months or more during any consecutive twelve (12) month period; and if there is any disagreement between the Company or an Affiliate and the Participant as to the Participant’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Company and the Participant whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

“Dividend Equivalent” means a right with respect to an Award to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in the Award Agreement as the Committee shall determine.

“Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan.

“Fair Market Value” or “FMV” means, unless otherwise required by any applicable provision of the Code or any regulations thereunder or by any applicable accounting standard for the Company’s desired accounting for Awards or by the rules of the TSX, a price that is determined by the Committee, provided that such price cannot be less than the greater of (i) the volume weighted average trading price of the Shares for the five trading days immediately prior to the grant date or (ii) the closing price of the Shares on the trading day immediately prior to the grant date in each case as quoted on either the TSX, NYSE American or AIM as specified in the applicable Award Agreement.

“Fiscal Year” means the Company’s fiscal year commencing on January 1 and ending on December 31 or such other fiscal year as approved by the Board.

“Freestanding SAR” means a SAR that is not a Tandem SAR, as described in Article 7 herein.

“Grant Price” means the price against which the amount payable is determined upon exercise of a SAR.

“Insider” shall have the meaning ascribed thereto in Section 1(1) of the OSA.

“ITA” means the Income Tax Act (Canada).

“Non-Employee Director” means a Director who is not an Employee.

“Notice Period” means any period of contractual notice or reasonable notice that the Company or the Affiliate may be required at law, by contract or otherwise agrees to provide to a Participant upon termination of employment, whether or not the Company or Affiliate elects to pay severance in lieu of providing notice to the Participant, provided that where a Participant’s employment contract provides for an increased severance or termination payment in the event of termination following a Change of Control, the Notice Period for the purposes of the Plan shall be the Notice Period under such contract applicable to a termination which does not follow a Change of Control.

“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time subject to the terms of this Plan.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

“OSA” means the Securities Act (Ontario), as may be amended from time to time.

“Participant” means an Employee, Non-Employee Director or Consultant who has been selected to receive an Award, or who has an outstanding Award granted under the Plan.

“Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.

“Performance Goal” means a performance criterion selected by the Committee for a given Award.

“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted under Article 10 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Unit” means an Award granted under Article 10 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when an Award of Restricted Share or Restricted Share Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

“Person” shall have the meaning ascribed to such term in Section 1(1) of the OSA.

“Restricted Share” means an Award of Shares subject to a Period of Restriction, granted under Article 8 herein and subject to the terms of this Plan.

“Restricted Share Unit” means an Award denominated in units subject to a Period of Restriction, with a right to receive Shares or cash or a combination thereof upon settlement of the Award, granted under Article 8 herein and subject to the terms of this Plan.

“Retirement” or “Retire” means a Participant’s permanent withdrawal from employment or office with the Company or Affiliate on terms and conditions accepted and determined by the Board.

“Shares” means common shares of the Company.

“Share Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, pursuant to the terms of Article 7 herein and subject to the terms of this Plan.

“Share-Based Award” means an equity-based or equity-related Award granted under Article 11 herein and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

“Successor Entity” has the meaning ascribed thereto under subsection (c) of the definition of Change of Control.

“Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option pursuant to Article 7 herein and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled) or a SAR that is granted in tandem with an Option but the exercise of such Option does not cancel the SAR, but rather results in the exercise of the related SAR. Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at the time of grant.

“Total Share Authorization” has the meaning ascribed thereto under Section 4.1.

“TSX” means the Toronto Stock Exchange and at any time the Shares are not listed and posted for trading on the TSX, shall be deemed to mean such other stock exchange or trading platform upon which the Shares trade and which has been designated by the Committee.

“Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

“Voting Securities” shall mean any securities of the Company ordinarily carrying the right to vote at elections of directors and any securities immediately convertible into or exchangeable for such securities.

ARTICLE 3

ADMINISTRATION

3.1    General. The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Company, and all other interested parties.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including grant, exercise price, issue price and vesting terms, determining Performance Goals applicable to Awards and whether such Performance Goals have been achieved, and, subject to Article 15, adopting modifications and amendments, or subplans to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which the Company and Affiliates operate.

3.3    Delegation. The Committee may delegate to one or more of its members any of the Committee’s administrative duties or powers as it may deem advisable; provided, however, that any such delegation must be permitted under applicable corporate law.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1    Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan, together with Shares reserved for issue under any other share compensation arrangements of the Company, shall not exceed the number which represents 10% of the issued and outstanding Shares from time to time (the “Total Share Authorization”). Subject to applicable law, the requirements of the TSX and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants.

The number of Shares reserved for issue to Insiders pursuant to this Plan, together with Shares reserved for issue to Insiders under any other share compensation arrangements of the Company, shall not exceed 10% of the aggregate outstanding Shares of the Company. Within any one-year period, the number of Shares issued to Insiders pursuant to this Plan and all other share compensation arrangements of the Company shall not exceed 10% of the aggregate outstanding Shares of the Company. If the number of Shares shall be increased or decreased as a result of a stock split, consolidation reclassification or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Company may make appropriate adjustments to the maximum number of Shares which may be issued from the treasury of the Company under the Plan.

This Plan is an “evergreen” plan whereby the number of Shares equivalent to the number of Awards and securities of any other share compensation arrangements that have been issued, exercised, terminated, cancelled, redeemed, repurchased or expired, at any time, are immediately re-reserved for issuance under the Plan and available for future issuances subject to the limits contained herein.

4.2    Adjustments in Authorized Shares. In the event of any corporate event or transaction (collectively, a “Corporate Reorganization”) (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Total Share Authorization, the limit on issuing Awards other than Options granted with an Option Price equal to at least the FMV of a Share on the date of grant or Share Appreciation Rights with a Grant Price equal to at least the FMV of a Share on the date of grant, and any other value determinations applicable to outstanding Awards or to this Plan, as are equitably necessary to prevent dilution or enlargement of Participants’ rights under the Plan that otherwise would result from such corporate event or transaction. In connection with a Corporate Reorganization, the Committee shall have the discretion to permit a holder of Options to purchase (at the times, for the consideration, and subject to the terms and conditions set out in this Plan) and the holder will then accept on the exercise of such Option, in lieu of the Shares that such holder would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that such holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, that holder had owned all Shares that were subject to the Option. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Shares.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan as are equitably necessary to reflect such corporate event or transaction and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan, provided that any such adjustments must comply with Section 409A of the Code with respect to any U.S. Participants.

Subject to the provisions of Article 13 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under this Plan in connection with any such corporate event or transaction, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Individuals eligible to participate in the Plan include all Employees, Non-Employee Directors and Consultants.

5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, in its sole discretion select from among eligible Employees, Non-Employee Directors and Consultants, those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions and amount of each Award.

ARTICLE 6

STOCK OPTIONS

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price for an Option shall be not less than the FMV of the Shares on the date of grant.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the expiry date of any Option shall be extended to the tenth business day following the last day of a Blackout Period if the expiry date would otherwise occur in a Blackout Period or within five days of the end of the Blackout Period.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (subject to the application of any cashless exercise procedures accepted by the Committee.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash, certified cheque or wire transfer; or (b) by any other method approved or accepted by the Committee in its sole discretion subject to the rules of the TSX and such rules and regulations as the Committee may establish. Such methods may include cashless exercise and settlement.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment for the Shares, the Shares in respect of which the Option has been exercised shall be issued as fully-paid and non-assessable shares of the Company. As of the business day the Company receives such notice and such payment, the Participant (or the person claiming through him, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and to receive as promptly as possible thereafter a certificate or evidence of book entry representing the said number of Shares. The Company shall cause to be delivered to or to the direction of the Participant Share certificates or evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s), but in any event, on or before the 15th day of the third month of the year following the year in which the Option was exercised.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted pursuant to this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired pursuant to exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed and/or traded.

6.8    Death, Retirement and Termination of Employment.

(a)	Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate:

(i)

the executor or administrator of the Participant’s estate may exercise Options of the Participant equal to the number of Options that were exercisable at the Termination Date (as defined at Section 6.8(d) below);

(ii)

the right to exercise such Options terminates on the earlier of: (i) the date that is 12 months after the Termination Date; and (ii) the date on which the exercise period of the particular Option expires. Any Options held by the Participant that are not yet vested at the Termination Date immediately expire and are cancelled and forfeited to the Company on the Termination Date; and

(iii)	such Participant’s eligibility to receive further grants of Options under the Plan ceases as of the Termination Date.

(b)	Retirement: If a Participant voluntarily Retires then:

(i)

any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (i) the date that is six months after the Termination Date; and (ii)    the date on which the exercise period of the particular Option expires. Any Options held by the Participant that are not yet vested at the Termination Date immediately expire and are cancelled and forfeited to the Company on the Termination Date,

(ii)

the eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or term of office or engagement, is terminated, notwithstanding that such date may be prior to the Termination Date, and

(iii)

notwithstanding (b)(i) and (ii) above, unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment arrangement within or among the Company or an Affiliate for so long as the Participant continues to be an employee of the Company or an Affiliate.

(c)

Termination of Employment: Where a Participant’s employment or term of office or engagement terminates (for any reason other than death or voluntary Retirement (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice)), then:

(i)

any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (i) the date that is three months after the Termination Date; and (ii) the date on which the exercise period of the particular Option expires. Any Options held by the Participant that are not yet vested at the Termination Date immediately expire and are cancelled and forfeited to the Company on the Termination Date,

(ii)

the eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or term of office or engagement, is terminated, notwithstanding that such date may be prior to the Termination Date, and

(iii)

notwithstanding (c)(i) and (ii) above, unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment arrangement within or among the Company or an Affiliate for so long as the Participant continues to be an employee of the Company or an Affiliate.

(d)	For purposes of section 6.8, the term, “Termination Date” means, in the case of a Participant whose employment or term of office or engagement with the Company or an Affiliate terminates:

(i)	by reason of the Participant’s death, the date of death;

(ii)

for any reason whatsoever other than death, the date of the Participant’s last day actively at work for or actively engaged by the Company or the Affiliate, as the case may be; and for greater certainty “Termination Date” in any such case specifically does not mean the date on which any period of contractual notice or reasonable notice that the Company or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire; and

(iii)

the resignation of a director shall be considered to be a Retirement whereas the expiry of a director’s term on the Board without re-election (or nomination for election) shall be considered to be a termination of his or her term of office.

6.9    Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, an Option granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all Options granted to a Participant under this Article 6 shall be exercisable during such Participant’s lifetime only by such Participant.

ARTICLE 7

SHARE APPRECIATION RIGHTS

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The SAR Grant Price may include a Grant Price based on one hundred percent (100%) of the FMV of the Shares on the date of grant, a Grant Price that is set at a premium to the FMV of the Shares on the date of grant, or is indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion, provided that the Grant Price may never be less than the FMV of the Shares on the date of Grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the expiry date of any SAR shall be extended to the tenth business day following the last day of a Blackout Period if the expiry date would otherwise occur in a Blackout Period or within five days of the end of the Blackout Period.

7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Exercise of Tandem SARs. With respect to Participants who are not subject to taxation under the ITA, Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. With respect to Participants subject to taxation under the ITA, prior to exercising a Tandem SAR the Participant must elect to receive the Tandem SAR in consideration for the disposition of that Participant’s right to receive shares under the Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6    Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount representing the difference between the FMV of the underlying Shares on the date of exercise over the Grant Price. At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR, as defined in the Award Agreement or otherwise defined by the Committee thereafter), in some combination thereof, or in any other form approved by the Committee at its sole discretion. Payment shall be made no earlier than the date of exercise nor later than 2½ months after the close of the year in which the SAR is exercised. The Committee’s determination regarding the form of SAR payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the SAR.

7.7    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during such Participant’s lifetime only by such Participant.

7.9    Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise of a SAR for a specified period of time.

ARTICLE 8

RESTRICTED SHARE AND RESTRICTED SHARE UNITS

8.1    Grant of Restricted Shares or Restricted Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares and/or Restricted Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

8.2    Restricted Share or Restricted Share Unit Agreement. Each Restricted Share and/or Restricted Share Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares or the number of Restricted Share Units granted, the settlement date for Restricted Share Units, and any such other provisions as the Committee shall determine, provided that unless otherwise determined by the Committee or as set out in any Award Agreement, no Restricted Share Unit shall vest later than three years after the date of grant.

8.3    Nontransferability of Restricted Share and Restricted Share Units. Except as otherwise provided in this Plan or the Award Agreement, the Restricted Shares and/or Restricted Share Units granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Share Units until the date of settlement through delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Shares and/or Restricted Share Units granted to a Participant under the Plan shall be available during such Participant’s lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

8.4    Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit, restrictions based upon the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares or Restricted Share Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Shares, or Shares delivered in settlement of Restricted Share Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Restricted Shares covered by each Restricted Share Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Share Units shall be settled through payment in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.5    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Restricted Shares granted pursuant to the Plan may bear a legend such as the following:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the 2015 Omnibus Equity Incentive Compensation Plan and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from the Chief Financial Officer of Caledonia Mining Corporation.”

8.6    Voting Rights. To the extent required by law, Participants holding Restricted Shares granted hereunder shall have the right to exercise full voting rights with respect to those

Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Share Units granted hereunder.

8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Shares or Restricted Share Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or Dividend Equivalents while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to the dividends or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or Dividend Equivalents, including cash, Shares, Restricted Shares or Restricted Share Units.

8.8    Death, Retirement and other Termination of Employment.

(a)	Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate:

(i)	any Restricted Share or Restricted Share Units held by the Participant that have not vested as at the Termination Date (as defined at Section 8.8(e) below) shall vest immediately;

(ii)

any Restricted Shares and Restricted Share Units held by the Participant that have vested (including Restricted Shares and Restricted Share Units vested in accordance with Section 8.8(a)(i)) as at the Termination Date (as defined at Section 8.8(e) below), shall be paid to the Participant's estate in accordance with the terms of the Plan and Award Agreement; and

(iii)	such Participant's eligibility to receive further grants of Restricted Share Units or Restricted Shares under the Plan ceases as of the Termination Date.

(b)

Disability: If a Participant suffers a Disability while an Employee, Director of, or Consultant to, the Company or an Affiliate and, as a result, his or her employment or engagement with the Company or an Affiliate is terminated:

(i)

the number of Restricted Shares or Restricted Share Units held by the Participant and that have not vested (collectively referred to in this Section 8.8 as the "Unvested Awards") shall be reduced to be equal to the product of (A) the number of Unvested Awards; and (B) the fraction obtained when dividing (x) the number of calendar days from the date of the award of the Unvested Awards to the Termination Date (as defined at Section 8.8(e) below) and (x) the number of calendar days from the date of the award of the Unvested Awards to the original vesting date set out in the Award Agreement;

(ii)	the number of Unvested Awards, as calculated pursuant to Section 8.8(b)(i), shall continue to vest in accordance with the terms of the Plan and Award Agreement; and

(iii)	such Participant's eligibility to receive further grants of Restricted Share Units or Restricted Shares under the Plan ceases as of the Termination Date.

(c)	Retirement: If a Participant voluntarily Retires then:

(i)	any Restricted Share Units held by the Participant that have vested before the Termination Date (as defined at Section 8.8(e) below) shall be paid to the Participant;

(ii)

any Unvested Awards held by the Participant at the Termination Date (as defined at Section 8.8(e) below) shall continue to vest in accordance with the terms of the Plan and Award Agreement following the Termination Date (as defined at Section 8.8(e) below) until the earlier of: (i) the date determined by the Committee, in its sole discretion; and (ii) the date on which the Restricted Share Units vest pursuant to the original Award Agreement in respect of such Unvested Awards; and

(iii)	such Participant's eligibility to receive further grants of Restricted Share Units or Restricted Shares under the Plan ceases as of the Termination Date.

(d)

Termination other than Death, Disability or Retirement: Unless determined otherwise by the Committee, where a Participant’s employment or term of office or engagement terminates for any reason other than death, Disability or Retirement (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then:

(i)

any Restricted Share Units held by the Participant that have vested before the Termination Date (as defined at Section 8.8(e) below) shall be paid to the Participant. Any Restricted Share Units or Restricted Shares held by the Participant that are not yet vested at the Termination Date (as defined at Section 8.8(e) below) will be immediately cancelled and forfeited to the Company on the Termination Date;

(ii)

the eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate provides the Participant with written notification that the Participant's employment or term of office or engagement, is terminated, notwithstanding that such date may be prior to the Termination Date; and

(iii)	notwithstanding Sections 8.8(d)(i) and (ii) above, unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Restricted Share Units and Restricted Shares are not affected by a change of employment arrangement within or among the Company or an Affiliate for so long as the Participant continues to be an employee of the Company or an Affiliate.

(e)	For purposes of section 8.8, the term, “Termination Date” means, in the case of a Participant whose employment or term of office or engagement with the Company or an Affiliate terminates:

(i)	by reason of the Participant’s death, the date of death;

(ii)	by reason of termination for Cause, resignation by the Participant or Retirement, the Participant's last day actively at work for or actively engaged by the Company or an Affiliate;

(iii)	by reason of Disability, the date of the Participant's last day actively at work for or actively engaged by the Company or an Affiliate;

(iv)

for any reason whatsoever other than death, termination for Cause, Retirement or termination by reason of Disability, the later of the (A) date of the Participant's last day actively at work for or actively engaged by the Company or the Affiliate, and (B) the last date of the Notice Period; and

(v)

the resignation of a director and the expiry of a director's term on the Board without re-election (or nomination for election) shall each be considered to be a termination of his or her term of office.

(f)

Change of Control: The occurrence of a Change of Control will not result in the vesting of Unvested Awards, provided that: (i) such Unvested Awards will continue to vest in accordance with the Plan and Award Agreement; and (ii) any Successor Entity agrees to assume the obligations of the Company in respect of such Unvested Awards.

(g)

Termination Following a Change of Control: Where a Participant’s employment or term of office or engagement is terminated for any reason, other than for Cause, during the 24 months following a Change in Control, any Unvested Awards as at the date of such termination shall be deemed to have vested as at the date of such termination and shall become payable as at the date of termination.

8.9    Payment in Settlement of Restricted Share Units. When and if Restricted Share Units become payable, the Participant issued such units shall be entitled to receive payment from the Company in settlement of such units in cash, Shares (issued from treasury) of equivalent value (based on the FMV, as defined in the Award Agreement at the time of grant or thereafter by the Committee), in some combination thereof, or in any other form, all as determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the Restricted Share Units. In the event settlement is made by payment in cash, such payment shall be made by the earlier of (i) 2½ months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date.

ARTICLE 9

DEFERRED SHARES UNITS

9.1    Grant of Deferred Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Deferred Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Deferred Share Unit Agreement. Each Deferred Share Unit grant shall be evidenced by an Award Agreement that shall specify the number of Deferred Share Units granted, the settlement date for Deferred Share Units, and any other provisions as the Committee shall determine, including, but not limited to a requirement that Participants pay a stipulated purchase price for each Deferred Share Unit, restrictions based upon the achievement of specific performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Deferred Share Units.

9.3    Nontransferability of Deferred Share Units. Except as otherwise provided in this Plan or the Award Agreement, the Deferred Share Units granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. All rights with respect to the Deferred Share Units granted to a Participant under the Plan shall be available during such Participant’s lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

9.4    Termination of Employment, Consultancy or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Deferred Share Units following termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Deferred Share Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 10

PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1    Grant of Performance Shares and Performance Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

10.2    Value of Performance Shares and Performance Units. Each Performance Share and Performance Unit shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance criteria for a Performance Period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the Award Agreement, the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant.

10.3    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan and the applicable Award Agreement, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units, determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company shall have the ability to require the Participant to hold any Shares received pursuant to such Award for a specified period of time.

10.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares issued from treasury (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the end of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the grant of the Award or reserved for later determination. In no event will delivery of such Shares or payment of any cash amounts be made later than December 31 of the third year following the year of the grant date.

10.5    Dividends and Other Distributions. The Committee shall determine whether Participants holding Performance Shares will receive Dividend Equivalents with respect to dividends declared with respect to the Shares. Dividends or Dividend Equivalents may be subject to accrual, forfeiture or payout restrictions as determined by the Committee in its sole discretion.

10.6    Death and other Termination of Employment.

(a)	Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate:

(i)

the number of Performance Shares or Performance Share Units held by the Participant that have not vested (collectively referred to in this Section 10.6 as “Unvested Awards”) shall be adjusted as set out in the applicable Award Agreement (collectively referred to in this Section 10.6 as “Deemed Awards”);

(ii)	any Deemed Awards shall vest immediately;

(iii)

any Performance Shares and Performance Shares Units held by the Participant that have vested (including Deemed Awards vested in accordance with Section 10.6(a)(ii) shall be paid to the Participant’s estate in accordance with the terms of the Plan and Award Agreement; and

(iv)	such Participant’s eligibility to receive further grants of Performance Shares or Performance Share Units under the Plan ceases as of the Termination Date (as defined at Section 10.6(e) below).

(b)

Disability: If a Participant suffers a Disability while an Employee, officer or director of or Consultant to the Company or an Affiliate and as a result his or her employment with the company or Affiliate is terminated:

(i)

Unvested Awards shall be reduced to be equal to the product of (A) the number of Unvested Awards; and (B) the fraction obtained when dividing (x) the number of calendar days from the date of the award of the Unvested Awards to the Termination Date (as defined at Section 10.6(e) below) and (x) the number of calendar days from the date of the award of the Unvested Awards to the original vesting date set out in the Award Agreement;

(ii)	the number of Unvested Awards, as calculated pursuant to Section 10.6(b)(i), shall continue to vest in accordance with the terms of its Plan and Award Agreement; and

(iii)	such Participant’s eligibility to receive further grants of Performance Share Units or Performance Shares under the Plan ceases as of the Termination Date.

(c)	Retirement: If a Participant voluntarily Retires then:

(i)	any Performance Shares or Performance Share Units held by the Participant that have vested before the Termination Date shall be paid to the Participant;

(ii)

any Unvested Awards held by the Participant at the Termination Date (as defined at Section 10.6(e) below) shall continue to vest in accordance with the terms of the Plan and Award Agreement following the Termination Date until the earlier of: (i) the date determined by the Committee, in its sole discretion; and (ii) the date on which the Performance Share Units vest pursuant to the original Award Agreement in respect of such Unvested Awards; and

(iii)	such Participant's eligibility to receive further grants of Performance Shares or Performance Share Units under the Plan ceases as of the Termination Date.

(d)

Termination other than Death, Disability or Retirement: Unless determined otherwise by the Committee, where a Participant’s employment or term of office or engagement terminates for any reason other than death (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then:

(i)

any Performance Share Units or Performance Shares held by the Participant that have vested before the Termination Date shall be paid to the Participant in accordance with the terms of the Plan and Award Agreement. Any Performance Shares Units or Performance Shares held by the Participant that are not yet vested at the Termination Date will be immediately cancelled and forfeited to the Company on the Termination Date;

(ii)

the eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate provides the Participant with written notification that the Participant’s employment or term of office or engagement, is terminated, notwithstanding that such date may be prior to the Termination Date; and

(iii)

notwithstanding Sections 10.6(c)(i) and (ii) above, unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Performance Share Units or Performance Shares are not affected by a change of employment arrangement within or among the Company or an Affiliate for so long as the Participant continues to be an employee of the Company or an Affiliate.

(e)	For purposes of this Section 10.6, the term, “Termination Date” has the meaning set out in Section 8.8(e).

(f)	Change of Control: The occurrence of a Change of Control will not result in the vesting of Unvested Awards, provided that:

(i)	such Unvested Awards will continue to vest in accordance with the Plan and the Award Agreement;

(ii)

the level of achievement of Performance Goals for Fiscal Years completed prior to the date of the Change of Control shall be based on the actual performance achieved to the date of the Change of Control and the level of achievement of Performance Goals for Fiscal Years completed following the date of the Change of Control shall be based on the assumed achievement of 100% of the Performance Goals; and

(iii)	any Successor Entity agrees to assume the obligations of the Company in respect of such Unvested Awards.

(g)

Termination following Change of Control: For the period of 24 months following a Change of Control, where a Participant’s employment or term of office or engagement is terminated for any reason, other than for Cause:

(i)	any Unvested Awards as at the date of such termination shall be deemed to have vested as at the date of such termination and shall become payable as at the date of termination; and

(ii)

the level of achievement of Performance Goals for any Unvested Awards that are deemed to have vested pursuant to (i) above, shall be based on the actual performance achieved at the end of the Fiscal Year immediately prior to the date of termination.

10.7    Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise by the Committee at any time, a Participant’s rights under the Plan shall inure during such Participant’s lifetime only to such Participant.

ARTICLE 11

FULL VALUE SHARE-BASED AWARDS

11.1    Share-Based Awards. The Committee may, to the extent permitted by the TSX, grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares and issuance of unrestricted Shares in satisfaction of compensation (including salary, bonus or other incentive)) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine; provided that the maximum number of Share-Based Awards issued in any calendar year shall not exceed one per cent (1%) of the issued and outstanding Shares on January 1 of such calendar year. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, subject to applicable corporate law and securities law requirements.

11.2    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Share-Based Awards following termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Share-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

11.3    Nontransferability of Share-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Share-Based Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a Participant’s rights under the Plan shall be exercisable during such Participant’s lifetime only by such Participant.

ARTICLE 12

BENEFICIARY DESIGNATION

12.1    Beneficiary. A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times as prescribed by the Committee and by using such forms and following such procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

12.2    Discretion of the Committee. Notwithstanding the provisions above, the Committee may, in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

ARTICLE 13

RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE

13.1    Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment, consulting or other service relationship with the Company or an Affiliate at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

Neither an Award nor any benefits arising under this Plan shall constitute part of an employment or service contract with the Company or an Affiliate, and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee or the Board without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise, except as provided in this Plan.

For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may provide in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun off from the Company or an Affiliate shall not be deemed a termination of employment for purposes of an Award.

13.2    Participation. No Employee or other Person eligible to participate in the Plan shall have the right to be selected to receive an Award. No person selected to receive an Award shall have the right to be selected to receive a future Award, or, if selected to receive a future Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.

13.3    Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 14

CHANGE OF CONTROL

14.1    Accelerated Vesting and Payment. Subject to the provisions of Section 14.2 or as otherwise provided in the Plan or the Award Agreement, in the event of a Change of Control, the Committee shall have the discretion to unilaterally determine that all outstanding Awards shall be cancelled upon a Change of Control, and that the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreements, shall be paid out in cash in an amount based on the Change of Control Price within a reasonable time subsequent to the Change of Control.

14.2    Alternative Awards. Notwithstanding Section 14.1, no cancellation, acceleration of vesting, lapsing of restrictions, payment of an Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (with such honored, assumed or substituted Award hereinafter referred to as an “Alternative Award”) by any successor to the Company or an Affiliate as described in Article 16; provided, however, that any such Alternative Award must:

(a)	be based on stock which is traded on the TSX and/or an established securities market in London, England or the United States;

(b)

provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule (including vesting upon termination of employment) and identical or better timing and methods of payment;

(c)	recognize, for the purpose of vesting provisions, the time that the Award has been held prior to the Change of Control; and

(d)	have substantially equivalent economic value to such Award (determined prior to the time of the Change of Control).

ARTICLE 15

AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION

15.1    Amendment, Modification, Suspension and Termination.

(a)

Except as set out in clauses (b) and (c) below, and as otherwise provided by law, or stock exchange rules, the Committee or Board may, at any time and from time to time, alter, amend, modify, suspend or terminate the Plan or any Award in whole or in part without notice to, or approval from, shareholders, including, but not limited to for the purposes of:

(i)	making any amendments to the general vesting provisions of any Award;

(ii)	making any amendments to the general term of any Award provided that no Award held by an Insider may be extended beyond its original expiry date;

(iii)	making any amendments to add covenants or obligations of the Company for the protection of Participants;

(iv)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, it may be expedient to make, including amendments that are desirable as a result of changes in law or as a “housekeeping” matter; or

(v)	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

(b)

Other than as expressly provided in an Award Agreement or as set out herein with respect to a Change of Control, the Committee shall not alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant.

(c)	The following amendments to the Plan shall require the prior approval of the Company’s shareholders:

(i)

A reduction in the Option Price of a previously granted Option or the Grant Price of a previously granted SAR benefitting an Insider of the Company or one of its Affiliates except for adjustments to the Option Price or Grant Price applicable to outstanding Awards pursuant to Section 4.2 hereof.

(ii)	Any amendment or modification which would increase the total number of Shares available for issuance under the Plan.

(iii)	An increase to the limit on the number of Shares issued or issuable under the Plan to Insiders of the Company;

(iv)	An extension of the expiry date of an Option or SAR, other than as otherwise permitted hereunder in relation to a Blackout Period or otherwise; or

(v)	Any amendment to the amendment provisions of the Plan under this Section 15.1.

15.2    Adjustment of Awards Upon the Occurrence of Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events in addition to the events described in Section 4.2 hereof affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

15.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 16

WITHHOLDING

16.1    Withholding. The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state and local taxes or provincial, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan or any Award hereunder. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold and sell Shares or the Participant making such other arrangements, including the sale of Shares, in either case on such conditions as the Committee specifies.

16.2    Acknowledgement. Participant acknowledges and agrees that the ultimate liability for all taxes legally payable by Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company: (a) makes no representations or undertakings regarding the treatment of any taxes in in connection with any aspect of this Plan; and (b) does not commit to and is under no obligation to structure the terms of this Plan to reduce or eliminate Participant’s liability for taxes or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for taxes in more than one jurisdiction.

ARTICLE 17

SUCCESSORS

Any obligations of the Company or an Affiliate under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the businesses and/or assets of the Company or Affiliate, as applicable.

ARTICLE 18

GENERAL PROVISIONS

18.1    Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Participant’s rights, payments and benefits with respect to an Award shall, at the sole discretion of the Committee, be subject to reduction, cancellation, forfeiture of any vested and unvested Awards or recoupment of any payments or settlements made in the current Fiscal Year or immediately prior Fiscal Year (provided such determination is made within 45 days of the end of that Fiscal Year) upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such specified events shall include, but shall not be limited to, any of: (a) the Participant’s failure to accept the terms of the Award Agreement, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection or other agreements that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates; (b) the Participant’s misconduct, fraud, gross negligence; and (c) the restatement of the financial statements of the Company that resulted in Awards which should not have vested, settled, or been paid had the original financial statements been properly stated. A Participant’s rights, payments and benefits with respect to an Award shall also be subject to recovery in accordance with the Company’s INCENTIVE COMPENSATION RECOVERY POLICY, as it may be amended from time to time. A copy of the effective Policy shall be attached as Annexure 2 of the COMPENSATION COMMITTEE CHARTER.

Except as expressly otherwise provided in this Plan or an Award Agreement, the termination and the expiry of the period within which an Award will vest and may be exercised by a Participant shall be based upon the last day of actual service by the Participant to the Company and specifically does not include any period of notice that the Company may be required to provide to the Participant under applicable employment law.

18.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

18.3    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.4    Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.5    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any applicable stock exchange.

18.6    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative or any other person. Awards shall be general unsecured obligations of the Company, except that if an Affiliate executes an Award Agreement instead of the Company the Award shall be a general unsecured obligation of the Affiliate and not any obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made hereunder shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

18.7    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

18.8    Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program or arrangement.

18.9    No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.10    Compliance with Canadian Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to an exemption from the prospectus requirements of Canadian securities laws where applicable.

ARTICLE 19

LEGAL CONSTRUCTION

19.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company or an Affiliate to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Province of Ontario excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

19.5    Compliance with Section 409A of the Code.

(a)

To the extent the Plan is applicable to a particular Participant subject to the Code, it is intended that this Plan and any Awards made hereunder shall not provide for the payment of “deferred compensation” within the meaning of Section 409A of the Code or shall be structured in a manner and have such terms and conditions that would not cause such a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any Awards made hereunder shall be administrated and interpreted in a manner consistent with this intent.

(b)

To the extent that any amount or benefit in favour of a Participant who is subject to the Code would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of the occurrence of a Change of Control or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless: (i) the circumstances giving rise to such Change of Control, disability or separation from service meet the description or definition of “change in control event,” “disability,” or “separation from service,” as the case may be, in Section 409A of the Code and applicable proposed or final Treasury regulations thereunder, and (ii) the payment or distribution of such amount or benefit would otherwise comply with Section 409A of the Code and not subject the Participant to taxes and interest pursuant to Section 409A of the Code. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under this Plan or any Award Agreement.

(c)	The Committee shall use its reasonable discretion to determine the extent to which the provisions of this Article 19.5 will apply to a Participant who is subject to taxation under the ITA.